EXHIBIT 9(a)

                                  Brown & Wood

                             One World Trade Center
                           New York, N.Y. 10048-0557

                            TELEPHONE: 212-839-5300
                            FACSIMILE: 212-839-5599


July 14, 1993

Merrill Lynch International Equity Fund
Box 9011
Princeton, New Jersey 08543-9011

Dear Sirs:

      This opinion is being furnished in connection with the registration by Merrill Lynch International Equity Fund, a Massachusetts business trust (the "Fund"), of an indefinite number of Class A shares of beneficial interest, par value $0.10 per share, and Class B shares of beneficial interest, par value $0.10 per share (together, the "Shares"), under the Securities Act of 1933 pursuant to a registration statement on Form N-1A (File No. 33-44917), as amended (the "Registration Statement").

      As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Amended and Restated Declaration of Trust of the Fund, the Amended and Restated By-Laws of the Fund, the instrument designating the Class A and Class B Shares, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

                                                           Very truly yours,

                                                           /s/ Brown & Wood